UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 7, 2009

THE NEWARK GROUP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	333-118844	22-2884844
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

20 Jackson Drive

Cranford, New Jersey 07016

(Address of principal executive office)

(Zip Code)

(908) 276-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported, on February 20, 2009, The Newark Group, Inc. (the “Company”), Wachovia Bank, National Association (the “Bank”), and the requisite lenders under its asset-based senior secured revolving credit facility (together with the Bank, the “ABL Lenders”) completed the execution and delivery of a Forbearance Agreement (the “Forbearance Agreement”) pursuant to which, among other things, the ABL Lenders agreed to forbear from exercising certain rights as a result of the occurrence of certain events of default under the Company’s asset-based senior secured revolving credit facility (the “ABL Agreement”). The Forbearance Agreement was amended twice to extend the forbearance period to July 31, 2009.

On August 7, 2009, the Company and the requisite ABL Lenders again entered into an extension of that Forbearance Agreement, effective as of July 31, 2009, to further extend the forbearance expiration period to October 31, 2009, subject to there being no further defaults. The extended forbearance period is designed to give the Company additional time to negotiate changes to its loan facilities and capital structure with the ABL Lenders, the lenders under the Company’s credit-linked loan facility, and the holders of the Company’s 9- 3/4% Senior Subordinated Notes due 2014 (the “Notes”) issued pursuant to an Indenture dated as of March 12, 2004. Neither the ABL Lenders nor the lenders under the CL Facility nor the holders of the Notes have taken any action to accelerate the obligations due under their respective credit agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE NEWARK GROUP, INC.
Date: August 10, 2009

	By:	/s/ Joseph E. Byrne
Joseph E. Byrne
Vice President and Chief Financial Officer